FRANCO BASEOTTO ELECTED TO SUCCEED JOHN T. LA DUC AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF FOSTER WHEELER LTD., EFFECTIVE AUGUST 2007

HAMILTON, BERMUDA, January 31, 2007-Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that its board of directors has elected Franco Baseotto to the position of executive vice president and chief financial officer, effective August 13, 2007. John T. La Duc, who currently holds this role, was elected to this position in April 2004. Mr. La Duc has agreed to extend his current contract to continue in this position until August 2007 and to work closely with Mr. Baseotto to ensure a smooth transition. Upon assuming his new position in August 2007, Mr. Baseotto will report directly to Raymond J. Milchovich, chairman and chief executive officer.

“Franco is a highly talented and widely respected individual. In his current role as financial leader of our Global Engineering and Construction (E&C) Group, and chief financial officer of our Global E&C Group’s Continental Europe business unit, he has proven that he is eminently well-qualified to assume this position,” said Mr. Milchovich. “Franco has been with Foster Wheeler for sixteen years. He has worked in Europe and in North America and has developed an in-depth knowledge of all aspects of finance and accounting, the contracting business, and our Company at a corporate and operational level. I am highly confident that Franco will continue to deliver the same commitment and success in his new role.

“John La Duc joined Foster Wheeler at a very critical time for this Company and I would like to thank him for his energy, commitment and outstanding contribution to its successful transformation. I am delighted that John has agreed to extend his contract with Foster Wheeler to work with Franco to ensure a smooth and successful transition.”

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Notes to Editors:

1.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, please visit our Web site at http://www.fwc.com.

2.	Safe Harbor Statement

This press release may contain forward-looking statements that are based on the Company’s assumptions, expectations and projections about Foster Wheeler and the various industries within which it operates. These include statements regarding the Company’s expectation about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under Part II, Item 1A. “Risk Factors” in its most recent quarterly report on Form 10-Q, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies; changes in investment by the power, oil and gas, pharmaceutical and chemical/petrochemical industries; changes in the financial condition of the Company’s customers; changes in regulatory environment; changes in project design or schedules; contract cancellations; changes in the Company’s estimates of costs to complete projects; changes in trade, monetary and fiscal policies worldwide; currency fluctuations; war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided; outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure; protection and validity of the Company’s patents and other intellectual property rights; increasing competition by foreign and domestic companies; compliance with the Company’s debt covenants; recoverability of claims against the Company’s customers and others by the Company and claims by third parties against the Company; and changes in estimates used in the Company’s critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. Foster Wheeler undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Kevin Hagan	908-713-2034	E-mail: kevin_hagan@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com